Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

ALIMERA SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other(1)	49,763,960	(2)	$2.69	$133,865,052.40	$0.0001102	$14,751.93
		Total Offering Amounts					$133,865,052.40		$14,751.93
		Total Fee Offsets							—
		Net Fee Due							$14,751.93

(1)

Estimated in accordance with Rules 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of calculating the registration fee on the basis of $2.69 per share, which is the average of the high and low prices of the Registrant’s shares of common stock, par value $0.01 per share (the “Common Stock”) on June 29, 2023, as reported on the Nasdaq Global Market. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

Consists of (i) 45,671,114 shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock issued in private placements in March 2023 (the “Tranche 1 Private Placement”) and May 2023 (the “Tranche 2 Private Placement”, together with the Tranche 1 Private Placement, the “Private Placements”) pursuant to that certain Securities Purchase Agreement, dated as of March 24, 2023, as amended by the Joinder and Amendment to Securities Purchase Agreement dated May 17, 2023, among the Registrant and the purchasers party thereto, (ii) up to 1,600,000 shares of Common Stock issuable upon exercise of warrants issued in the Private Placements, (iii) 1,401,901 shares of Common Stock issued in the Tranche 2 Private Placement and (iv) 1,144,945 shares of Common Stock issued to Ocumension Therapeutics in a private placement in April 2021.